NAUTILUS Inc

November 8, 2017

PERSONAL AND CONFIDENTIAL

Mr. Christopher K Quatrochi
7876 Engen Loop
Park City, UT 84068

Dear Chris:

This is to confirm the terms and conditions of your offer of employment with Nautilus, Inc. as Senior Vice President, Product Development. I have also enclosed a Business Protection Agreement that is part of the standard employment package. It is our understanding that your employment will be effective January 1, 2018.

This letter is intended to highlight the material aspects of the offer. If accepted, we will enter into a standard employment agreement. You should feel free to raise any questions regarding the offer or those documents with either Wayne M. Bolio or myself.

Your offer of employment with the Company will be on the following terms:

1. Annual base salary in the amount of $265,000.

2. 10,000 restricted stock units in accordance with the terms of the Company's 2015 Long Term Incentive Plan. These restricted stock units have a 3 year time-based cliff vest. Under the terms of the grant document, these units will vest in the event of a change in control as defined in the grant document. You will also be eligible for additional Long Term Incentive grants in the discretion of the Compensation Committee at the same time as other Executives.

3. Eligible to participate in the company's Short-Term Incentive plan for in 2018 at a target of 50% of your annual base earnings, on the same basis as other members of the senior management team and premised on Company performance objectives and individual personal goals. The Short-Term Incentive plan also allows you to earn an additional 50% of your target range if all performance objectives are exceeded, resulting in a potential maximum of 75% of annual base earnings. Additional information regarding this program is available in the Plan document.

4. A one-time signing bonus in the gross amount of $20,000 upon the beginning of employment, less applicable taxes. The bonus will vest in 1/12 increments

beginning in your first month of employment and over the next 12 months. Should you resign from the Company or be terminated for cause before 12 months of employment you agree to re-pay a pro rata amount of that bonus for any remaining time that you are no longer employed. For example, if you begin employment on January 1 and resign June 30th, you will repay 6/12 of the signing bonus to reflect the fact that you resigned 6 months before fulfilling the 12 month commitment.

5. Severance benefits in the amount of 4 months of your base salary in the event you are terminated without cause prior to your relocation to the Vancouver area. Upon the effective date of you and your family's physical relocation to the Vancouver area, the severance will increase to 12 months but will be reduced by 1 month for each month you are employed until the remaining severance equals 4 months. After that date, you will be entitled to severance in the amount of 4 months of base salary. In either case, any severance will be paid only in the event that you are terminated without cause as that term will be defined in your Employment Agreement.

6. Four weeks vacation.

7. Relocation assistance in connection with your relocation from Utah to the Vancouver area. This will consist of a one time payment of $35,000 payable upon you and your family's physical relocation to the Vancouver area. As with the signing bonus, this $35,000 bonus will vest in 1/12 increments and subject to a pro-rata repayment obligation if you resign or are terminated for cause. In addition, the Company will provide for the movement of your household goods and automobile.

8. As part of the relocation package, the Company will also provide temporary lodging through August 31, 2018, which will include rent (apartment or extended stay) and the use of a car (if needed) when you are in Vancouver. Included with this are two house hunting trips for you and your family. The company will also pay for 2 round-trip airline tickets each month for travel to Utah between January 1 and August 31, 2018. If you do not use both tickets in any given month, you may use the additional ticket(s) in subsequent months.

Provided you satisfy the eligibility criteria, you may participate in Nautilus, Inc.'s generally applicable benefit programs. Details about current benefit programs, including policies concerning medical insurance coverage, are contained in the Benefits section of the Company's on-line Employee Policies and the Summary Plan Descriptions for those benefit plans. A condition of your employment is complying with the guidelines set forth in the Company policies, as well as Company rules, procedures and the terms of your employment application. Of course, all Company policies, including policies regarding medical coverage and other employee benefits, may be amended by the Company from time to time or discontinued, in the Company's sole discretion.

Nautilus Inc. generally obtains background information on all prospective employees including in many instances reference checks, drug screening and a criminal background check. As such, this offer is contingent upon the Company completing these background checks without the disclosure of adverse information.

This offer is also contingent upon your signing the following forms:

Business Protection Agreement: This document refers to the non-disclosure of confidential information, ownership of inventions and contains certain non-compete protections. The Company requires all employees to sign this document prior to employment.

Employment Eligibility Verification Form (Form I-9): We are required by the Immigration Reform and Control Act of 1986 to have this form completed and on file for all Company employees.

Chris, we have great expectations for the contributions you can bring to Nautilus. We believe you will make an excellent addition to the executive team and we look forward to you becoming part of our exciting future.

Sincerely,

William McMahon

Sign below to accept Nautilus, Inc.'s offer of employment under the terms outlined in this letter.

12/1/17

Signature **Date**